Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Peabody Energy Corporation

We consent to the use of our report dated December 22, 2011 with respect to the consolidated statements of financial position of Macarthur Coal Limited as of June 30, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended June 30, 2011 and 2010, incorporated by reference in the registration statement on Form S-3 of Peabody Energy Corporation dated October 19, 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Brisbane, Australia

October 19, 2012